Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-257972) pertaining to the Calyxt, Inc. 2017 Omnibus
Incentive Plan and 2021 Employee Inducement Incentive Plan,
(2)
Registration Statement (Form S-3 No. 333-233231) of Calyxt, Inc.,
(3)
Registration Statement (Form S-8 No. 333-231336) pertaining to the Calyxt, Inc. 2017 Omnibus
Incentive Plan of Calyxt, Inc., and

(4)
Registration Statement (Form S-8 No. 333-219382) pertaining to the Calyxt, Inc. 2017 Omnibus
Incentive Plan and the Calyxt, Inc. Equity Incentive Plan of Calyxt, Inc.

of our report dated March 3, 2022, with respect to the consolidated financial statements of Calyxt, Inc.
included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 3, 2022